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                                                                  EXHIBIT (12.)1

                    SARA LEE CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions except ratios)


                                                               Year Ended
                                                            -------------------
                                                             July 2,    July 3,
                                                              1994       1993
                                                            --------    -------
Fixed charges:
  Interest expense                                            $188        $162
  Interest portion of rental expense                            60          53
                                                              ----      ------
  Total fixed charges before capitalized interest              248         215
  Capitalized interest                                          21          20
                                                              ----      ------
    Total fixed charges                                       $269        $235
                                                              ====      ======

Earnings available for fixed charges:
  Income before income taxes                                  $389      $1,082
  Less undistributed income in minority owned companies         (8)         (7)
  Add minority interest in majority-owned subsidiaries          25          25
  Add amortization of capitalized interest                      19          18
  Add fixed charges before capitalized interest                248         215
                                                              ----      ------
    Total earnings available for fixed charges                $673      $1,333
                                                              ====      ======
Ratio of earnings to fixed charges                             2.5         5.7
                                                              ====      ======


(1) During the fourth quarter of fiscal 1994, the corporation recorded a pretax charge of $732 million in connection with various restructuring actions.